UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

GREENLANE HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

GREENLANE HOLDINGS, INC.
1095 Broken Sound Parkway, Suite 100
Boca Raton, Florida 33847

July 12, 2024

SUPPLEMENT TO PROXY STATEMENT

EXPLANATORY NOTE

On June 28, 2024, Greenlane Holdings, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A (the “Proxy Statement”) relating to the Company’s Special Meeting of Stockholders (the “Special Meeting”) to be held on July 29, 2024, at 10:00 a.m., Eastern Time.

This supplement to the Proxy Statement (the “Supplement”) is being filed solely to correct an inadvertent error with respect to the description of the voting standard for Proposal 1 (the “Reverse Split Proposal”). Except as specifically supplemented by the information contained below, all information set forth in the Proxy Statement remains unchanged.

CHANGES TO PROXY STATEMENT

The frequently asked question and answer under the heading “How many votes are needed for the proposal to pass?” on page 3 of the Proxy Statement is accordingly amended and restated as follows:

The proposal to be voted on at the Special Meeting has the following voting requirements:

• Proposal 1 (Approval of Reverse Split Proposal): The affirmative vote of holders of a majority of the votes cast by the stockholders entitled to vote on the Reverse Split Proposal is required to approve the adoption of an amendment to the Charter to effect the Reverse Split. For purposes of the vote on the approval of this proposal, abstentions and broker non-votes will not have an effect on the proposal.

The sentence under the heading “Vote Required and Recommendation” on page 16 of the Proxy Statement, which relates to the voting standard applicable to the Reverse Split Proposal, is accordingly amended and restated as follows:

Vote Required and Recommendation

The affirmative vote of holders of a majority of the votes cast by the stockholders entitled to vote on the Reverse Split Proposal is required to approve the adoption of an amendment to the Charter to effect the Reverse Split. For purposes of the vote on the approval of this proposal, abstentions and broker non-votes will not have an effect on the proposal.